Exhibit 99.1

Qualstar Reports Fiscal 2005 First Quarter Results

    SIMI VALLEY, Calif.--(BUSINESS WIRE)--Oct. 28, 2004--Qualstar(R) Corporation (Nasdaq:QBAK), a manufacturer of automated tape storage solutions, today reported financial results for the first quarter of fiscal 2005 ended September 30, 2004.

    Fiscal 2005 First Quarter Financial Results

    Revenues for the first quarter of fiscal 2005 were $6.3 million, versus $6.0 million for the same quarter of the prior year. The increase is attributed to higher revenues from tape libraries incorporating LTO and SAIT tape drives and higher revenues from service agreements and power supplies, partially offset by a decline in AIT and SDLT based library revenues. Gross margin in the fiscal 2005 first quarter was 37.0 percent, compared to 37.5 percent in the year-ago quarter.
    Research and development costs for the first quarter of fiscal 2005 were $954,000, or 15.1 percent of revenues, compared to $1.2 million, or 19.4 percent of revenues, for the year-ago quarter. The decrease in research and development expenses is due primarily to lower prototype and engineering material costs. Sales and marketing expenses for the 2005 fiscal first quarter were $847,000, or 13.4 percent of revenues, compared to $701,000, or 11.7 percent of revenues, in the same quarter last year. The increase in sales and marketing expenses was primarily due to higher promotion expenses. General and administrative expenses for the first quarter of fiscal 2005 were $932,000, or 14.8 percent of revenues, versus $1.4 million, or 22.7 percent of revenues, for the first quarter of fiscal 2004. Qualstar did not incur any costs associated with its previous patent infringement dispute with Raytheon Company in the first quarter of fiscal 2005, resulting in a significant reduction in general and administrative expenses compared to the year-ago period. The dispute with Raytheon was settled in April 2004.
    Qualstar reported a loss from operations of $400,000 for the first quarter of fiscal 2005, compared to a loss from operations of $977,000 for last year's first quarter. The Company reported a net loss of $236,000, or $(0.02) per diluted share, for the first quarter of fiscal 2005, compared with a net loss of $576,000, or $(0.05) per diluted share, for last year's first quarter.
    Cash, cash equivalents and marketable securities were $36.2 million at September 30, 2004, compared with $35.8 million at June 30, 2004. Days sales outstanding (DSOs) were approximately 54 days at September 30, 2004, compared to approximately 55 days at June 30, 2004. Inventory turns were 2.1 times on an annualized basis for the period ended September 30, 2004, compared to 2.5 times on an annualized basis for the period ended June 30, 2004.
    "Our results for the first quarter of the new fiscal year were in line with our expectations," said Bill Gervais, president and chief executive officer of Qualstar Corporation. "During the quarter we made steady progress against some important operational goals. First, we officially launched our distribution agreement with Ingram Micro, and have completed our initial training program with their salesforce. Ingram Micro is selling our entry-level TeraLoader product line, which was developed specifically for the distribution channel. Next, we began to get some traction in our efforts to penetrate the Federal government market. Our new sales office in Washington, D.C. is fully functional, and our efforts are starting to pay off with increased sales to this market during the quarter. We believe that compliance driven regulations and homeland security requirements provide a significant opportunity for our full line of data storage products in the government sector.
    "On the higher end of the market, we're making good progress with our XLS product family, and are on track to officially announce the product in the next few months. By entering the high-end enterprise-class tape storage market with this product line, we will be able to meet growing customer demand for cost-effective, high capacity storage solutions," continued Mr. Gervais.

    Qualstar Corporation Conference Call

    Company management will hold a conference call to discuss its first quarter fiscal year 2005 results today at 2:00 p.m. Pacific (5:00 p.m. Eastern). Investors are invited to listen to the call live via the Internet using the link under the "Investors" section at www.qualstar.com. Please go to the Website at least 15 minutes early to register, download and install any necessary audio software. A replay of the Webcast will be available for 30 days. Additionally, participants can dial into the live conference call by calling 800-798-2801 or 617-614-6205 and entering passcode 91581210. An audio replay will be available through November 4, 2004, by calling 888-286-8010 or 617-801-6888 and entering passcode 17498622.

    About Qualstar Corporation

    Qualstar is a manufacturer of automated tape libraries used for backup, archival storage, data protection and disaster recovery. Its products are known throughout the world for their rugged, Simply Reliable design, yielding years of trouble-free operation. Qualstar tape libraries are sold, installed and supported worldwide by selected Value Added Resellers, Systems Integrators, Original Equipment Manufacturers and Distributors. Qualstar also designs, manufactures and sells ultra small, high efficiency open-frame switching power supplies under the "N2Power" brand name to OEMs. Qualstar Corporation is publicly traded on the Nasdaq National Market under the symbol QBAK. More information is available at www.qualstar.com or by phone at 805-583-7744.

    Forward-Looking Statements

    Statements in this press release concerning the future business, operating results and financial condition of the Company are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management's current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the Company's actual results include the Company's ability to increase sales of its tape libraries which incorporate LTO, SAIT and SDLT tape drives, whether the Company's initiatives to maintain and increase sales of its tape libraries based on AIT tape technology will be successful, whether development of the Company's new enterprise-class tape libraries will be completed on time and achieve customer acceptance, rescheduling or cancellation of customer orders, unexpected shortages of critical components, unexpected product design or quality problems, and adverse changes in market demand for tape libraries or Qualstar's products. The Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise. Further information on these and other potential factors that could affect the Company's financial results or condition are included in Qualstar's filings with the Securities and Exchange Commission. In particular, reference is made to the "Risk Factors" section of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2004, and to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of its Form 10-K and its most recent Quarterly Report on Form 10-Q.


                         QUALSTAR CORPORATION
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (in thousands, except per share amounts)
                             (unaudited)

                                             -------------------------
                                                Three Months Ended
                                                   September 30,
                                                    2004         2003
                                             ------------ ------------

Net revenues                                      $6,305       $5,976

Cost of goods sold                                 3,972        3,736
                                             ------------ ------------

Gross profit                                       2,333        2,240
                                             ------------ ------------

Operating expenses:
  Research and development                           954        1,158
  Sales and marketing                                847          701
  General and administrative                         932        1,358
                                             ------------ ------------
    Total operating expenses                       2,733        3,217
                                             ------------ ------------

Loss from operations                                (400)        (977)

Investment income                                    164          155
                                             ------------ ------------

Loss before income taxes                            (236)        (822)

Benefit for income taxes                              --         (246)
                                             ------------ ------------

Net loss                                           $(236)       $(576)
                                             ============ ============

Loss per share:
  Basic                                           $(0.02)      $(0.05)
                                             ============ ============
  Diluted                                         $(0.02)      $(0.05)
                                             ============ ============

Shares used to compute loss per share:
  Basic                                           12,604       12,586
                                             ============ ============
  Diluted                                         12,604       12,586
                                             ============ ============


                         QUALSTAR CORPORATION
                CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)

                                               ------------- ---------
                                               September 30, June 30,
                    ASSETS                         2004        2004
                                               ------------- ---------
                                                (unaudited)
Current assets:
  Cash and cash equivalents                          $4,173    $6,401
  Marketable securities                              31,997    29,376
  Receivables, net of allowances of $206
     as of September 30, 2004 and $217 as of
      June 30, 2004                                   3,763     4,628
  Inventories                                         7,400     7,418
  Prepaid expenses and other current assets             593       470
  Prepaid income taxes                                  826     1,072
  Deferred income taxes                                 594       594
                                               ------------- ---------

    Total current assets                             49,346    49,959
                                               ------------- ---------

Property and equipment, net                           1,423     1,439
Other assets                                            237       249
                                               ------------- ---------
    Total assets                                    $51,006   $51,647
                                               ============= =========

     LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                     $597    $1,171
  Accrued payroll and related liabilities               613       500
  Other accrued liabilities                           1,700     1,754
                                               ------------- ---------

    Total current liabilities                         2,910     3,425
                                               ------------- ---------

Deferred income taxes                                   158       158

Shareholders' equity:
  Common stock, no par value; 50,000 shares
   authorized, 12,608 and 12,596 shares issued
   and outstanding as of September 30, 2004
   and June 30, 2004, respectively                   20,180    20,121
  Notes from directors                                   (4)      (45)
  Accumulated other comprehensive loss                  (91)     (101)
  Retained earnings                                  27,853    28,089
                                               ------------- ---------
    Total shareholders' equity                       47,938    48,064
                                               ------------- ---------

    Total liabilities and shareholders' equity      $51,006   $51,647
                                               ============= =========


    CONTACT: Qualstar Corporation
             Frederic T. Boyer, 805-583-7744
             fboyer@qualstar.com
             or
             Financial Relations Board
             Amy Cozamanis, 310-854-8314 (Investors/Analysts)
              acozamanis@financialrelationsboard.com
             Laurie Berman, 310-854-8315 (General Information)
              lberman@financialrelationsboard.com